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                                                                  Exhibit 99.2


FOR IMMEDIATE RELEASE                                    Contact:
---------------------                                    Connie Smith Benning
                                                         RSM McGladrey, Inc.
                                                         319-324-0447


                 Rudolph Palitz to Join McGladrey & Pullen, LLP
          Merger Provides Clients Access to Expanded National Resources

         AUGUST 2, 2000 - BLUE BELL, PA. - Rudolph Palitz, LLC has announced a merger with McGladrey & Pullen, LLP, a Minneapolis-based, national CPA firm serving mid-sized businesses. McGladrey & Pullen has more than 70 offices and 2000 employees in the United States and is the U.S. member of RSM International, the eighth largest accounting organization in the world, with 550 offices in 75 countries.
         "We are aligning ourselves with a national firm that closely mirrors our philosophy of client service, which is a commitment to help our clients succeed," said Marty Rudolph, managing partner of Rudolph Palitz. "As part of McGladrey & Pullen, we will be able to provide clients with all of the benefits-including expanded services and broader industry-specific expertise--available only through a national firm."
         "Combining McGladrey & Pullen and Rudolph Palitz accelerates our strategy of building the leading national firm serving mid-sized businesses," said Bill Travis, managing partner of McGladrey & Pullen. "Their firm has a long history of serving closely-held, owner-managed businesses, so our focus on providing CPA services to middle-market companies makes our organizations very compatible."
         Rudolph Palitz is one of seven accounting firms that sold its non-attest assets (non-CPA business) to H&R Block in 1998-99. The non-attest company, RP Business Services, will be merging with RSM McGladrey, Inc., a national accounting, tax, and consulting firm based in Minneapolis. RSM McGladrey is in the process of uniting H&R Block's accounting firm subsidiaries, which will eventually be branded under the RSM McGladrey name. Likewise, the independent CPA practices will become part of McGladrey & Pullen.
         Rudolph said the merger is effective August 1, 2000. Rudolph Palitz has provided a full range of accounting, tax, and consulting services to individuals and closely held businesses in the Philadelphia area since 1949.

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